Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PALACE ENTERTAINMENT HOLDINGS, INC.

        This Amended and Restated Certificate of Incorporation of Palace Entertainment Holdings, Inc. (the "Corporation") was duly adopted in accordance with the provisions of Sections 141, 241 and 245 of the Delaware General Corporation Law. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 2005. The Corporation has not received any payment for any of its stock.

        The Corporation's Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE FIRST:

        The name of the corporation is Palace Entertainment Holdings, Inc.

ARTICLE SECOND:

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the registered agent at such address is the Corporation Service Company.

ARTICLE THIRD:

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH:

        The total number of shares of stock which the Corporation has the authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIFTH:

        The Corporation is to have perpetual existence.

ARTICLE SIXTH:

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE SEVENTH:

        The Board of Directors of the Corporation (the "Board") will be comprised of a number of directors (the "Directors") as established in the bylaws. The holders of all Common Stock shall elect all Directors. Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee of the Board) for vote.

ARTICLE EIGHTH:

        Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of

Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE NINTH

        Section 1. Indemnity for Third Party Actions.    To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 2. Indemnity for Action by or in right of Corporation.    To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such suit or action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 3. Effect of Repeal or Modification.    Any repeal or modification of this ARTICLE NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TENTH:

        To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as director. Any repeal or modification of this ARTICLE TENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVENTH:

        The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELFTH:

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE THIRTEENTH:

        To the fullest extent permitted by the Delaware General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any of (i) MidOcean Partners, LP and MidOcean Partners II, LP (each, a "Securities Holder") or (ii) any director of the Corporation who is an employee or designee of a Securities Holder or its Affiliates (each, a "Specified Director"). Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any Specified Director or Securities Holder or any of their respective Affiliates, and none of the Specified Directors or Securities Holders or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Specified Director or Securities Holder to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. As used in this ARTICLE THIRTEENTH, an "Affiliate" (a) of any person shall mean any other person controlling, controlled by or under common control with such person and (b) in all cases shall not include the Corporation or its subsidiaries.

        IN WITNESS WHEREOF, said Palace Entertainment Holdings, Inc. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Tyler Zachem, its President, and attested to by Timothy Billings, its Secretary, this 29th day of March, 2006.

PALACE ENTERTAINMENT HOLDINGS, INC.
By:	/s/ TYLER ZACHEM Tyler Zachem, President
[SEAL]
ATTEST:
By:	/s/ TIMOTHY BILLINGS Timothy Billings, Secretary